                                  Exhibit 3(c)
                                  ------------

                          Certificate of Amendment to
                           Articles of Incorporation
                          of R. G. Barry Corporation,
                        as filed with the Ohio Secretary
                         of State on September 1, 1995

                            CERTIFICATE OF AMENDMENT
                      TO THE ARTICLES OF INCORPORATION OF
                            R. G. BARRY CORPORATION

                 We, Gordon Zacks, Chairman of the Board, and Richard L. Burrell, Secretary, of R. G. Barry Corporation, a corporation organized and existing under the laws of the State of Ohio (the "Company"), in accordance with Section 1701.73 of the Ohio Revised Code, do hereby certify:

                 That pursuant to the authority conferred upon the Board of Directors pursuant to Article Fourth, Section II and Article Fourth, Section VIII(B) of the Articles of Incorporation of R.G. Barry Corporation, on August 16, 1995, the Board of Directors adopted the following resolution increasing the number of Class B shares designated as "Series I Junior Participating Class B Preferred Shares" (the "Series I Class B Preferred Shares") from 500,000 to 1,000,000:

         RESOLVED, that pursuant to the authority vested in the Board of Directors pursuant to Article Fourth, Section II and Article Fourth,
         Section VIII(B) of the Articles of Incorporation of the Company, Article Fourth, Section VIII(B) of the Articles of Incorporation of the Company be, and the same hereby is, amended by deleting the existing Article Fourth, Section VIII(B) in its entirety and by substituting in its place the following:

                 B. NUMBER OF SHARES. The authorized number of shares of Series I Class B Preferred Shares is 1,000,000, which number the Board of Directors may increase or decrease to the extent appropriate in connection with the Rights issued pursuant to the Rights Agreement between the Company and The Huntington National Bank, as Rights Agent, dated as of February 29, 1988; provided, that no decrease shall reduce the number of Series I Class B Preferred Shares to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.



                                                       /s/ Gordon Zacks
                                                   -----------------------------
                                                    Gordon Zacks, Chairman


                                                      /s/ Richard L. Burrell
                                                   -----------------------------
                                                   Richard L. Burrell, Secretary